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                        CONSENT OF INDEPENDENT AUDITORS

NHancement Technologies Inc.
  (formerly BioFactors, Inc.)
Golden, Colorado


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated April 19, 1996, except for Notes 10 and 11 which are as of November 5, 1996, relating to the financial statements of NHancement Technologies Inc. and of our report dated April 19, 1996, except for Notes 10 and 11 which are as of November 26, 1996, relating to the financial statements of Voice Plus, Inc., both of which are contained in that Prospectus. Our report on NHancement Technologies Inc. contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                            /s/  BDO Seidman, LLP

San Francisco, California

December 19, 1996